As filed with the U.S. Securities and Exchange Commission on March 27, 2025

Registration No. 333-285788

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 ON FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________

ALZAMEND NEURO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	81-1822909
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3480 Peachtree Road NE, Second Floor, Suite 103

Atlanta, GA 30326

(844) 722-6333

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Stephan Jackman

Chief Executive Officer

Alzamend Neuro, Inc.

3480 Peachtree Road NE, Second Floor, Suite 103

Atlanta, GA 30326

(844) 722-6333

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Henry Nisser, Esq. Executive Vice President and General Counsel Alzamend Neuro, Inc. 122 East 42nd Street, Suite 5000 New York, NY 10168 (646) 650-5044	Kenneth A. Schlesinger, Esq. Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, NY 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to Form S-3 on Form S-1 is being filed to convert the registration statement on Form S-3 filed by Alzamend Neuro, Inc. on March 13, 2025 (Registration No. 333-285788) into a registration statement on Form S-1.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it does not solicit an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 27, 2025

ALZAMEND NEURO, INC.

75,775,110 Shares of Common Stock

This prospectus relates to the resale of up to 75,775,110 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Alzamend Neuro, Inc. (“we,” “us,” “our” or the “Company”), by Orchid Finance LLC (the “Selling Stockholder”), including up to (i) 9,775,110 shares of Common Stock (the “Conversion Shares”) to be issued upon the conversion of 97.7511 shares (the “Exchange Shares”) of the Company’s Series C Convertible Preferred Stock (the “Preferred Shares”) issued to the Selling Stockholder in exchange for an equal number of its issued and outstanding Series A Convertible Preferred Stock (the “Subject Shares”), (ii) 65,000,000 Conversion Shares to be issued upon the conversion of 650 Preferred Shares, including 150 PIK Shares (as hereinafter defined) and (iii) 1,000,000 shares of Common Stock (the “Warrant Shares”) to be issued upon the exercise of a warrant (the “Warrant”) issued pursuant to the Securities Purchase & Exchange Agreement we entered into with the Selling Stockholder (the “Purchase Agreement”) on February 28, 2025 (the “Execution Date”). We are registering the shares of Common Stock for resale pursuant to such Selling Stockholder’s registration rights under a securities purchase agreement and a registration rights agreement between us and such Selling Stockholder.

Pursuant to the Purchase Agreement, the Selling Stockholder has committed to purchase from us, subject to stockholder approval, (i) up to 500 Preferred Shares, excluding any such Preferred Shares that may be issuable, at the Selling Stockholder’s discretion, as dividends (the “PIK Shares”), and (ii) a Warrant to purchase an aggregate of up to 1,000,000 Warrant Shares. For additional information, see “Private Placement” beginning on page 7 of this prospectus.

Subject to any applicable contractual restrictions, the Selling Stockholder may sell or otherwise dispose of the shares of our Common Stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the Common Stock being offered in this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering.

We are not selling any shares of our Common Stock under this prospectus and will not receive any of the proceeds from the sale of the shares of our Common Stock owned by the Selling Stockholder, provided, that we would receive certain proceeds in the event that the Selling Stockholder elects to exercise its Warrants. For additional information, see “Use of Proceeds” beginning on page 11 of this prospectus and “Selling Stockholder” beginning on page 13 of this prospectus.

The Selling Stockholder may sell or otherwise dispose of the shares of our Common Stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the Common Stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock trades on The Nasdaq Capital Market under the symbol “ALZN.” On March 26, 2025, the last reported sales price of the Common Stock, as reported by The Nasdaq Capital Market, was $1.00 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in the Common Stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. The Selling Stockholder may, from time to time, sell up to 75,775,110 shares of our Common Stock, as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus, provided, that we would receive certain proceeds in the event that the Selling Stockholder elects to exercise its Warrants.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to the offering. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to the offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any shares of our Common Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This document includes trademarks, tradenames and service marks, certain of which belong to the Company and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the Company will not assert its rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. The Company does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of the Company by, these other parties.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to Alzamend Neuro, Inc. and its consolidated subsidiary.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement and the documents incorporated by reference in, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our need for substantial additional funding to finance our operations and complete development to seek FDA approval for AL001 and ALZN002 before commercialization;

•	our ability to effectively execute our business strategy;

•	our ability to manage our expansion, growth and operating expenses;

•	our ability to evaluate and measure our business, prospects and performance metrics;

•	our ability to compete and succeed in a highly competitive and evolving industry;

•	our ability to respond and adapt to changes in technology and customer behavior;

•	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;

•	our significant losses since inception and anticipation that we will continue to incur significant losses for the foreseeable future;

•	our reliance on licenses from a third party regarding our rights and development of AL001 and ALZN002;

•	our development of AL001 and ALZN002 never leading to a marketable product;

•	our product candidates not qualifying for expedited development, or if they do, not actually leading to a faster development or regulatory review or approval process;

•	our approach to targeting beta-amyloid plaque via ALZN002 being based on a novel therapeutic approach; and

•	the risk factors included in our most recent filings with the SEC, including, but not limited to, our Forms 10-K and 10-Q, which are incorporated by reference herein.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Common Stock, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We were incorporated on February 26, 2016, as Alzamend Neuro, Inc. under the laws of the State of Delaware. We were formed to acquire and commercialize patented intellectual property and know-how to prevent, treat and potentially cure the crippling and deadly Alzheimer’s. With our two product candidates, we aim to bring treatment or cures not only for Alzheimer’s, but also bipolar disorder (“BD”), major depressive disorder (“MDD”) and post-traumatic stress disorder (“PTSD”). Existing Alzheimer’s treatments only temporarily relieve symptoms but do not, to our knowledge, slow or halt the underlying worsening of the disease. We have developed a novel approach to combat Alzheimer’s through immunotherapy.

Plan of Operations

We intend to develop and commercialize therapeutics and vaccines that are better than existing treatments and have the potential to significantly improve the lives of individuals afflicted by Alzheimer’s, BD, MDD and PTSD. To achieve these goals, we are pursuing the following key business strategies:

•	Advance clinical development of AL001 for Alzheimer’s, BD, MDD and PTSD treatment;

•	Advance clinical development of ALZN002 for Alzheimer’s treatment;

•	Expand our pipeline of pharmaceuticals to include additional indications for AL001 and delivery methods;

•	Focus on translational and functional endpoints to efficiently develop product candidates; and

•	Optimize the value of AL001 and ALZN002 in major markets.

Our pipeline consists of two novel therapeutic drug candidates:

•	AL001 - A patented ionic cocrystal technology delivering a therapeutic combination of lithium, salicylate and proline through three royalty-bearing exclusive worldwide licenses from the University of South Florida Research Foundation, Inc., as licensor (the “Licensor”); and

•	ALZN002 - A patented method using a mutant peptide sensitized cell as a cell-based therapeutic vaccine that seeks to restore the ability of a patient’s immunological system to combat Alzheimer’s through a royalty-bearing exclusive worldwide license from the Licensor.

Our most advanced product candidate (lead product) licensed and in clinical development in humans is AL001, an ionic cocrystal of lithium for the treatment of Alzheimer’s, BD, MDD and PTSD. Based on our preclinical data involving mice models, AL001 treatment prevented cognitive deficits, depression and irritability and is superior in improving associative learning and memory and irritability compared with lithium carbonate treatments, supporting the potential of this lithium formulation for the treatment of Alzheimer’s, BD, MDD and PTSD in humans. Lithium has been marketed for more than 35 years and human toxicology regarding lithium use has been well characterized, potentially mitigating the regulatory burden for safety data.

On May 5, 2022, we initiated a multiple-dose, steady-state, double-blind, ascending dose safety, tolerability, pharmacokinetic clinical trial of AL001 in patients with mild to moderate Alzheimer’s and healthy subjects. We completed the Phase IIA clinical trial in March 2023 and announced positive topline data in June 2023, followed by the full data set in October 2024.

We announced that we successfully identified a maximum tolerated dose (“MTD”) for development of AL001 from a multiple-ascending dose study as assessed by an independent safety review committee. This dose, providing lithium at a lithium carbonate equivalent dose of 240 mg 3-times daily (“TID”), is designed to be unlikely to require lithium therapeutic drug monitoring (“TDM”). Also, this MTD is risk mitigated for the purpose of treating fragile populations, such as Alzheimer’s patients.

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Lithium is a commonly prescribed drug for manic episodes in BD type 1 as well as maintenance therapy of BD in patients with a history of manic episodes. Lithium is also prescribed off-label for MDD, BD and treatment of PTSD, among other disorders. Lithium was the first mood stabilizer approved by the U.S. Food and Drug Administration (“FDA”) and is still a first-line treatment option (considered the “gold standard”) but is underutilized perhaps because of the need for TDM. Lithium was the first drug that required TDM by regulatory authorities in product labelling because the effective and safe range of therapeutic drug blood concentrations is narrow and well defined for treatment of BD when using lithium salts. Excursions above this range can be toxic, and below can impair effectiveness. Existing lithium drugs suffer from chronic toxicity, poor physicochemical properties, and poor brain bioavailability. Alzamend’s novel AL001 formulation, a lithium-salicylate/L-proline engineered ionic cocrystal, is designed to overcome the toxicities associated with conventional lithium salts, promising a next-generation lithium treatment with an enhanced safety profile and advantageous distribution to brain and brain structures.

Based on the results from our Phase IIA MAD study, we plan to initiate five clinical trials to determine relative increased lithium levels in the brain compared to a marketed lithium salt for healthy subject and patients diagnosed with mild to moderate Alzheimer’s, BD, MDD and PTSD, based on published mouse studies that predict that lithium can be given at lower doses for equivalent therapeutic benefit when treating with AL001. For example, the goal is to replace the amount of lithium needed for maintenance treatment of BD with a clinically relevant, lower AL001 lithium carbonate equivalent lithium dose. Such lithium dose mitigation could redefine the landscape of neuropsychiatric, neurodegenerative, and neurological treatment practices. In August 2024, we announced that we had partnered with Massachusetts General Hospital to serve as the CRO for these clinical trials.

On November 19, 2024, we announced final full data set from a nonclinical study comparing brain and plasma lithium exposures between AL001 and lithium carbonate in Alzheimer’s transgenic mice. The study was conducted at the University of South Florida and the bioanalytical procedures for determination of lithium concentration in the brain and plasma samples were conducted under good laboratory practice standards by Sannova Analytical LLC. The study involved administering AL001, a good manufacturing practices-quality active pharmaceutical ingredient (“API”) to 5XFAD mice, a recognized model for Alzheimer’s research, to compare its effects against lithium carbonate, an FDA approved and marketed API. Mice received either high or low doses scaled to humans of both AL001 and lithium carbonate over a 14-day period to observe pharmacokinetic steady-state drug conditions. On the 15th day, the mice were analyzed to assess how the treatments affected lithium concentrations in different brain regions and in their plasma.

Based on the study, both treatments had no negative impact on the mice's body weight or clinical signs during the treatment period. AL001 showed lower plasma lithium levels than lithium carbonate, reducing the risk of adverse systemic effects, suggesting an expansion for safety of lithium’s therapeutic index. Further, AL001 showed consistently higher lithium concentrations in brain tissues, particularly at lower doses, compared to lithium carbonate. Finally, the study found that different brain regions absorb and retain lithium differently. This means treatments can potentially be tailored to target specific brain areas, allowing for more precise treatment of various brain-related conditions when applied in human studies.

These results highlight the potential clinical advantages of AL001 for conditions like Alzheimer’s, BD, MDD and PTSD at low doses. By reducing the systemic burden, AL001 could lessen the risk of side effects such as thyroid and kidney complications often associated with extant lithium therapies. This positions AL001 as a promising candidate for safer long-term treatment options, without the need for TDM. This innovation is specifically designed to address the needs of fragile populations, such as elderly and Alzheimer’s patients, by offering a potentially more efficient and safer alternative to existing treatments.

The dosing level identified as optimal in this robust nonclinical study will serve as the foundation for advancing the evaluation of AL001 in the comprehensive ‘Lithium in Brain’ Phase II clinical trials. These trials, conducted in collaboration with Massachusetts General Hospital, will encompass a diverse cohort of both healthy subjects and patients diagnosed with mild to moderate Alzheimer’s disease, BD, MDD and PTSD.

On September 28, 2022, we submitted an IND application to the FDA for ALZN002 and received a “study may proceed” letter on October 31, 2022. The product candidate is an immunotherapy vaccine designed to treat mild to moderate dementia of the Alzheimer’s type. ALZN002 is a proprietary “active” immunotherapy product, which means it is produced by each patient’s immune system. It consists of autologous DCs that are activated white blood cells taken from each individual patient so that they can be engineered outside of the body to attack Alzheimer’s-related amyloid-beta proteins. These DCs are pulsed with a novel amyloid-beta peptide (E22W) designed to bolster the ability of the patient’s immune system to combat Alzheimer’s, with the goal being to foster tolerance to treatment for safety purposes while stimulating the immune system to reduce the brain’s beta-amyloid protein burden, resulting in reduced Alzheimer’s signs and symptoms. Compared to passive immunization treatment approaches that use foreign blood products (such as monoclonal antibodies), active immunization with ALZN002 is anticipated to offer a more robust and long-lasting effect on the clearance of amyloid. This could provide a safer approach due to its reliance on autologous immune components, using each individual patient’s own white blood cells rather than foreign cells and/or blood products.

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On April 3, 2023, we announced the initiation of a Phase I/IIA clinical trial for ALZN002 to treat mild to moderate dementia of the Alzheimer’s type. The purpose of this trial is to assess the safety, tolerability, and efficacy of multiple ascending doses of ALZN002 compared with that of a placebo in 20-30 subjects with mild to moderate morbidity. The primary goal of this clinical trial is to determine an appropriate dose of ALZN002 for treatment of patients with Alzheimer’s in a larger Phase IIB efficacy and safety clinical trial. On February 13, 2024, we received notice from the company we engaged as our contract research organization (“CRO”), Biorasi, LLC (“Biorasi”) that Biorasi was terminating our contract with them. We are currently pursuing the engagement of a replacement CRO.

The continuation of our current plan of operations with respect to initiating and conducting the series of human clinical trials for each of our therapeutics requires us to raise additional capital to fund our operations.

Because our working capital requirements depend upon numerous factors, including the progress of our preclinical and clinical testing, timing and cost of obtaining regulatory approvals, changes in levels of resources that we devote to the development of manufacturing and marketing capabilities, competitive and technological advances, status of competitors, and our ability to establish collaborative arrangements with other organizations, we will require additional financing to fund future operations.

Corporate Information

Our principal executive offices are located at 3480 Peachtree Road NE, Second Floor, Suite 103, Atlanta, GA 30326, and our telephone number is (844) 722-6333. Our corporate website address is www.alzamend.com. The information contained on or accessible through our website is not a part of this prospectus.

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THE OFFERING

Issuer:	Alzamend Neuro, Inc.

Securities offered by the Selling Stockholder:	Up to 75,775,110 shares of Common Stock consisting of (i) 9,775,110 shares of Common Stock (the “Conversion Shares”) to be issued upon the conversion of 97.7511 shares (the “Exchange Shares”) of the Company’s Series C Convertible Preferred Stock (the “Preferred Shares”) issued to the Selling Stockholder in exchange for an equal number of its issued and outstanding Series A Convertible Preferred Stock (the “Subject Shares”), (ii) 65,000,000 Conversion Shares to be issued upon the conversion of 650 Preferred Shares, including 150 PIK Shares (as hereinafter defined) and (iii) 1,000,000 shares of Common Stock (the “Warrant Shares”) to be issued upon the exercise of a warrant (the “Warrant”).

Shares of Common Stock Outstanding Prior to this Offering:	6,608,591 shares of Common Stock.

Shares of Common Stock to be Outstanding After this Offering:(1)	82,383,701 shares of Common Stock.

Use of Proceeds:	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder, provided, that we would receive certain proceeds in the event that the Selling Stockholder elects to exercise its Warrant. We will bear all of the expenses of this offering, and such expenses will be paid out of our general funds. See “Use of Proceeds.”

Risk Factors:	Investing in the Common Stock involves a high degree of risk and uncertainty. You should read the “Risk Factors” section of this registration statement, including the prospectus, along with the information included under the same heading the documents incorporated by reference into this registration statement, including the prospectus, for a discussion of factors to consider before deciding to invest in the securities.

Plan of Distribution:	The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Nasdaq Capital Market Common Stock Symbol:	ALZN

(1)	The number of shares of Common Stock that will be outstanding after this offering is based on 6,608,591 shares of Common Stock outstanding as of March 26, 2025 and presumes that all of the shares registered for resale will be sold, but excludes:

●	1,233,450 shares of Common Stock issuable upon exercise of outstanding warrants;

●	2,100,000 shares of Common Stock issuable upon conversion of outstanding Series B convertible preferred stock;

●	125,671 shares of Common Stock issuable upon exercise of outstanding stock options;

●	84 shares of Common Stock issuable upon vesting outstanding restricted stock units; and

●	62,000 shares of Common Stock reserved for future issuance under our stock incentive plans.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks materializes, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

It is not possible to predict the actual number of Preferred Shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales, since we must satisfy certain closing conditions at each tranche closing in order for the Selling Stockholder to be required to purchase additional Preferred Shares. Consequently, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder within the foreseeable future, if at all.

On the Execution Date, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $5 million of our Preferred Shares, subject to our having satisfied certain closing conditions (the “Closing Conditions”) at each tranche closing in order for the Selling Stockholder to be required to purchase additional Preferred Shares. The Preferred Shares that will be issued under the Purchase Agreement will, subject to our ability to satisfy the Closing Conditions, be sold by us to the Selling Stockholder from time to time beginning on the date of the second tranche closing (a “Tranche Closing”) and continuing with sales of the third, fourth, fifth, sixth and seventh Tranche Closings as provided for in the Purchase Agreement.

Because it is currently impossible to predict whether we will satisfy any of the Closing Conditions at each Tranche Closing, there can be no assurance that we will meet any of them. Consequently, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder within the foreseeable future, if at all.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business, in which case you would likely lose the entirety of your investment in our company.

The Preferred Shares are convertible into our Common Stock at a discount to the market price, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Each Preferred Share is convertible into such number of shares of our Common Stock equal to the stated value of the Preferred Shares, which is $10,000 per share (the “Stated Value”) divided by the greater of (i) $0.10 per share (the “Floor Price”), and (ii) the lesser of (A) $15.00 and (B) 80% of the lowest closing price of the Common Stock during the three (3) trading days immediately prior to the date of conversion (the “Conversion Price”). Based upon the lowest closing price of $1.00 for our Common Stock during the three trading days prior to the filing of this prospectus on March 27, 2025, the 597.7511 Preferred Shares (assuming no issuance of PIK Shares) would be convertible, at the Conversion Price of $0.80 into approximately 7,471,889 Conversion Shares. However, because we cannot issue more than 19.99% of the shares of Common Stock issued and outstanding on the Execution Date, or 1,318,841 such shares, the Preferred Shares would be unable to be converted into more than 1,318,841 shares of our Common Stock, unless and until we obtain stockholder approval. The shares of our Common Stock issued upon conversion of the Preferred Shares will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

The certificate of designations of rights and preferences of the Preferred Shares (the “Series C COD”) contains anti-dilution provisions that may result in the reduction of the Conversion Price in the future. This feature may result in an increased number of shares of Common Stock being issued upon conversion of the Preferred Shares. Sales of these shares will dilute the interests of other security holders and may depress the price of our Common Stock and make it difficult for us to raise additional capital.

The Series C COD contains anti-dilution provisions, which provisions require the lowering of the applicable Conversion Price, as then in effect, to the purchase price of equity or equity-linked securities issued in subsequent offerings. If in the future, while any of the Preferred Shares are outstanding, we issue securities at an effective purchase price less than the applicable Conversion Price of the Preferred Shares as then in effect, we will be required, subject to certain limitations and adjustments as provided in the Series C COD, to further reduce the Conversion Price, subject to the Floor Price, which would result in a greater number of shares of Common Stock being issuable upon conversion of the Preferred Shares, which in turn will have a greater dilutive effect on our stockholders.

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The Series C COD of the Preferred Shares provides for the payment of dividends in cash or in additional Preferred Shares, at the Selling Stockholder’s option, which could require us to issue additional shares of Common Stock upon conversion of Preferred Shares issued as dividends.

Each Preferred Share is entitled to receive cumulative dividends at the rate per share of 15% per annum of the Stated Value. The dividends are payable, at the Selling Stockholder’s discretion, in cash, out of any funds legally available for such purpose, or to be paid-in-kind in the form of additional Preferred Shares (the “PIK Shares”). In the event that the Selling Stockholder elects to receive PIK Shares, that would increase the number of Preferred Shares we would be required to pay as a dividend in the future and increase the number of shares of Conversion Shares issuable upon conversion of the Preferred Shares. We will not be permitted to pay the dividend in cash unless we are legally permitted to do so under Delaware law. As such, if we are unable to pay cash, it is likely that the Selling Stockholder would elect to receive PIK Shares rather than accrue the receipt of the cash dividend payment, which would result in further dilution to our stockholders.

Sales of a substantial number of our shares of Common Stock in the public markets, or the perception that such sales could occur, could cause our stock price to fall.

We may issue and sell additional shares of Common Stock in the public markets, including as part of this offering. As a result, a substantial number of our shares of Common Stock may be sold in the public market. Sales of a substantial number of our shares of Common Stock in the public markets, including in connection with this offering, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities.

We may not receive any additional funds upon the exercise of the Warrant.

In the event that there is not an effective registration statement registering the Warrant Shares, the Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Warrant.

Because we do not currently intend to declare cash dividends on our shares of Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never paid cash dividends on our Common Stock and do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying, or place restrictions on our ability to pay, dividends in cash. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain with respect to your investment for the foreseeable future.

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PRIVATE PLACEMENT

On the Execution Date, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $5 million of Preferred Shares, subject to the satisfaction of the conditions in the Purchase Agreement.

Such sales of our Preferred Shares, if any, will be subject to certain limitations, and may occur from time to time, i.e., when the Milestones are met over the approximately 6-month period commencing on the second Tranche Closing, which will occur on the earlier of (i) April 29, 2025 or (ii) the fifteenth calendar day after this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time relating to the resale by the Selling Stockholder of Conversion Shares, has been is declared effective by the Securities and Exchange Commission (the “SEC” or the “Commission”) and remains effective, and the other Closing Conditions set forth in the Purchase Agreement are satisfied.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. In addition, the Purchase Agreement may be terminated by either us or the Selling Stockholder if this registration statement, of which this prospectus forms a part, has not been declared effective by the Commission by April 15, 2025.

Notwithstanding the foregoing Closing Conditions, the Selling Stockholder has the ability to invest any amount in its sole discretion in advance of the dates that the Closing Conditions shall have been met. If we sell to the Selling Stockholder the remaining Preferred Shares, we will receive $5 million of gross proceeds, as well as any proceeds we may receive in the event that Selling Stockholder exercises its Warrant for cash. We currently expect to use the net proceeds from the sale of the Preferred Shares for working capital and general corporate purposes.

In the event that the average closing price of the Common Stock during the three trading days preceding the date of a Tranche Closing shall not be equal to or greater than the Floor Price, then the applicable closing shall be delayed until such time as the price meets the required threshold.

We agreed to use our best efforts to file this Registration Statement, registering for resale the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrant, with the SEC within 15 days of the Execution Date, and cause the Registration Statement to be declared effective within 55 days of the Execution Date. In the event that we fail to timely file the Registration Statement or it is not declared effective within the agreed upon timeframe, then we agreed to pay the Selling Stockholder liquidated damages equal to 2% of the purchase price of the securities for such failure, and for every 30-day period thereafter, subject to a maximum payment of liquidated damages of 12% of the purchase price.

In addition, we agreed to use our best efforts to file a preliminary proxy statement no later than 20 days after the Execution Date and thereafter file a definitive proxy statement related to a special meeting of our stockholders within 30 days of the Execution Date for purposes of seeking stockholder approval of the issuance of all the shares of Common Stock issuable upon conversion of the Preferred Shares and the exercise of the Warrant in excess of the “Nasdaq Limit,” which is 19.99% of our shares of Common Stock issued and outstanding on the Execution Date. We filed a preliminary proxy statement related to the necessary approval with the SEC on February 28, 2025. We presently anticipate, but cannot assure you, that the annual meeting of stockholders will be held on April 25, 2025.

The Purchase Agreement provides that the Selling Stockholder shall, for as long as any Preferred Shares remain outstanding, have the right to request, in the event we issue other securities to a different investor (the “Other Investor”) that have more favorable terms than are contained in the Purchase Agreement, the Series C COD and the Warrant, that it be granted the same preferential rights with which we provide the Other Investor.

Further, for a period of two years from Execution Date (the “Obligation Period”), provided that (i) the Selling Stockholder shall have purchased no less than $712,500 in Preferred Shares by April 15, 2025 and (ii) at any such time the Selling Stockholder shall hold no fewer than twenty-five (25) Preferred Shares, the Selling Stockholder will have a right of first refusal with respect to any investment proposed to be made by an Other Investor for each and every future public or private equity offering, including a debt instrument convertible into equity of our company during the Obligation Period.

Moreover, during the Obligation Period and provided that (i) the Selling Stockholder shall have purchased no less than $712,500 in Preferred Shares by April 15, 2025 and (ii) at any such time the Selling Stockholder shall hold no fewer than twenty-five (25) Preferred Shares and has not elected to exercise its rights described immediately above, the Selling Stockholder shall have a right to participate in any subsequent financing (a “Subsequent Financing”) allowing the Selling Stockholder to purchase such number of securities in the Subsequent Financing to allow the Selling Stockholder to maintain its percentage beneficial ownership in our company that the Selling Stockholder held immediately prior to the Subsequent Financing.

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The Exchange

Pursuant to the Purchase Agreement, the first transaction between us and the Selling Stockholder consisted of the surrender for cancellation of the Selling Stockholder’s 97.7511 shares of the Company’s Series A Convertible Preferred Stock for an equal number of Preferred Shares. This transaction (the “Exchange”) occurred on March 3, 2025.

Pursuant to the Purchase Agreement, in connection with the Exchange, the Selling Stockholder received a Warrant to purchase 1,000,000 shares of Common Stock (the “Warrant Shares”) and the Selling Stockholder’s previously issued warrants, which were exercisable for an aggregate of 640,000 shares of Common Stock, were cancelled.

Subsequent Purchases of Preferred Shares

Pursuant to the Purchase Agreement, the Selling Stockholder shall purchase up to 500 Preferred Shares as follows:

•           75 Preferred Shares, for $725,000, on the earlier of (i) April 29, 2025 or (ii) the fifteenth calendar day after the registration statement, of which this prospectus forms a part, has been declared effective by the SEC (the “Second Tranche Closing”);

•           75 Preferred Shares, for $725,000, on each of the five monthly anniversaries of the Second Tranche Closing; and

•           50 Preferred Shares, for $475,000, on the sixth monthly anniversary of the Second Tranche Closing

Preferred Shares

General

The following is a brief summary of certain terms and conditions of the Preferred Shares. The following description is subject in all respects to the provisions contained in the Certificate of Designation of the Rights and Preferences of the Series C Preferred Stock (the “Series C COD”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Capitalized terms not otherwise defined in this description of the Preferred Shares shall have the meanings ascribed to such terms in the Series C COD. The Preferred Shares are governed by the Series C COD, which was filed with the Delaware Secretary of State on February 28, 2025.

Dividends

Holders of the Preferred Shares will be entitled to receive dividends at the rate of 15% per annum, payable quarterly in arrears in cash or PIK Shares, in the Selling Stockholder’s sole discretion.

Conversion

Each Preferred Share is convertible into such number of shares of Common Stock equal to the Stated Value divided by (y) the greater of (i) $0.10 per share (the “Floor Price”) and (ii) the lesser of (A) $15.00 and (B) 80% of the lowest closing price of our Common Stock during the three trading days immediately prior to the date of conversion into Conversion Shares. The Conversion Price is subject to adjustment in the event of an issuance of Common Stock at a price per share lower than the Conversion Price then in effect, but not below the Floor Price. Notwithstanding the foregoing, in no event shall a reduction in the Conversion Price reduce the Conversion Price below the Floor Price.

Voting Rights

The holders of the Preferred Shares are entitled to vote with the Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the Delaware General Corporation Law and the rules of the Nasdaq, provided however, that for purposes of complying with Nasdaq rules, the conversion price, for purposes of determining the number of votes the holder of Preferred Shares is entitled to cast, shall not be lower than $0.8375 (the “Voting Floor Price”), which represents the closing sale price of the Common Stock on the trading day immediately prior to the Execution Date. In contrast to the Floor Price, the Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

Exchange Cap

The Preferred Shares will not be convertible into shares of Common Stock in excess of the Nasdaq Limit, except in the event that the Company obtains stockholder approval for issuances of Conversion Shares in excess of the Nasdaq Limit. Until such approval, no holder of Preferred Shares shall be issued in the aggregate more shares of Common Stock than the Nasdaq Limit.

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Beneficial Ownership Limitations

A holder of the Preferred Shares will not have the right to convert any such shares, and the Company will not effect any conversion of any Preferred Shares, to the extent that after giving effect to such conversion, the holder would beneficially own in excess of 4.99% of the outstanding shares of our Common Stock calculated in accordance with Section 13(d) of the Exchange Act. However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

Exchange Listing

There is no established trading market for the Preferred Shares and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Preferred Shares on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Preferred Shares will be extremely limited.

Liquidation

In the event of liquidation, dissolution, or winding up of the Company, the holders of Preferred Shares have a preferential right to receive an amount equal to the Stated Value of the Preferred Shares before any distribution to other classes of capital stock. If the assets are insufficient, the distribution will be prorated among the holders of Preferred Shares. The Preferred Shares rank senior over other classes of preferred stock, including the Series B convertible preferred stock.

Warrant

The Selling Stockholder received a Warrant to purchase 1,000,000 shares of our Common Stock.

Duration and Exercise Price

The exercise price of the Warrant is $0.92125 (the “Exercise Price”). The Exercise Price is subject to adjustment in the event of customary stock splits, stock dividends, combinations or similar events. The Warrant is immediately exercisable upon issuance, has a five-year term and expires on the fifth anniversary of the Execution Date.

Exercisability

The Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding Common Stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding Common Stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrant.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, the number of shares of Common Stock to be issued will be rounded up to the nearest whole number.

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Rights as a Stockholder

The holders of the Warrant do not have the rights or privileges of holders of our Common Stock, including any voting rights, until such holders exercise their Warrant.

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed that, during the term of the Purchase Agreement, neither the Selling Stockholder nor any of its affiliates will engage in any short sales or hedging transactions with respect to our Common Stock.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the date on which the Selling Stockholder shall have purchased Preferred Shares under the Purchase Agreement for an aggregate gross purchase price equal to $5 million under the Purchase Agreement.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder, provided, that we would receive certain proceeds in the event that the Selling Stockholder elects to exercise its Warrant for cash. Any proceeds we receive from the exercise of the Warrant would be used for general working capital purposes. We will bear all of the expenses of this offering, and such expenses will be paid out of our general funds.

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DESCRIPTION OF SECURITIES BEING OFFERED

The following description of our securities is intended as a summary only. We refer you to our Annual Report on Form 10-K for the fiscal year ended April 30, 2024, amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws, as amended (the “Bylaws”), which are incorporated by reference into this prospectus, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”). This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to, our Annual Report on Form 10-K for the fiscal year ended April 30, 2024, any subsequent Quarterly Reports on Form 10-Q, our Certificate of Incorporation, our Bylaws, the other documents incorporated by reference herein and the applicable provisions of the DGCL. For information on how to obtain copies of our Annual Report on Form 10-K for the fiscal year ended April 30, 2024, our subsequent Quarterly Reports on Form 10-Q, our Certificate of Incorporation and our Bylaws, see “Where You Can Find More Information.”

We are registering up to 75,775,110 shares of our Common Stock issuable from time to time upon conversion of the Preferred Shares and exercise of the Warrant.

Common Stock

We are authorized to issue 300,000,000 shares of Common Stock, par value $0.001 per share.  As of March 26, 2025, there were 6,608,591 shares of our Common Stock issued and outstanding. The outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

Holders of our shares of Common Stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our Common Stock do not have cumulative voting rights. Therefore, beneficial owners of a majority of the shares of our Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of shareholders. A vote by the holders of a majority of our outstanding shares of capital stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Holders of our Common Stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our Common Stock. Our Common Stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable to our Common Stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare, 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ALZN.”

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 75,775,110 shares of our Common Stock that may be issued by us to the Selling Stockholder upon conversion of the Preferred Shares and exercise of the Warrant as provided for in the Purchase Agreement. For additional information regarding the shares of our Common Stock included in this prospectus, see the sections titled “Private Placement” and “Description of Securities Being Offered” above. We are registering the shares of Common Stock included in this prospectus pursuant to the Purchase Agreement, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Securities Purchase Agreement dated May 9, 2024 that we entered into with the Selling Stockholder, which provided for the sale of the Subject Shares to the Selling Stockholder, and the Purchase Agreement and as set forth in this section below, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of our Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of March 26, 2025. The number of shares in the column “Securities to be Sold in this Offering” represents all of the shares of our Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares of our Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 6,608,591 shares of common stock outstanding on March 26, 2025. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our Common Stock being offered for resale pursuant to this prospectus.

	Securities Beneficially Owned Prior to this Offering (1)		Securities to be Sold in this Offering (2)		Securities Beneficially Owned After this Offering
Name of Selling Stockholder	Number	Percentage(3)	Shares of Common Stock Underlying Preferred Shares	Shares of Common Stock Underlying Warrants	Number	Percentage
Orchid Finance LLC(4)	347,088	4.99%	74,775,110	1,000,000	—	—

(1)	The Purchase Agreement, Series C COD and Warrant prohibit us from issuing any shares of Common Stock to the Selling Stockholder to the extent such shares, when converted and/or exercised, as applicable, and aggregated with all other shares of our Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Common Stock to exceed the 4.99% ownership limitation. The ownership limitation may not be amended or waived under the Purchase Agreement, except that it may be increased to 9.99% upon 61 days’ notice to us.

(2)	Includes 347,088 shares of Common Stock issuable upon conversion of approximately 27.7670 Preferred Shares owned by the Selling Stockholder as of March 26, 2025. Does not include additional shares of Common Stock issuable upon the (i) conversion of approximately 69.9841 Preferred Shares owned by the Selling Stockholder as of March 26, 2025, due to the 4.99% beneficial ownership limitation, (ii) exercise of the Warrant to purchase 1,000,000 Warrant Shares owned by the Selling Stockholder as of March 26, 2025, due to the 4.99% beneficial ownership limitation, (iii) the conversion of up to 500 Preferred Shares that the Selling Stockholder may purchase pursuant to the Purchase Agreement or (iv) conversion of an aggregate of potentially issuable 150 PIK Shares.

(3)	Applicable percentage ownership is based on 6,608,591 shares of common stock outstanding as of March 26, 2025.

(4)	The Selling Stockholder is controlled by Rosemary Nguyen and Thomas Harrison as managing members. Each of Ms. Nguyen and Mr. Harrison has voting and dispositive power over the shares. The business address of the Selling Stockholder is 11378 Villa Bellagio Drive, Las Vegas, NV 89141.

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PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of its Common Stock covered by this prospectus hereby on the principal trading market or any other stock exchange, market or trading facility on which our Common Stock are traded or in private transactions.

These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling such Common Stock:

●	ordinary brokerage transactions and transactions in which a broker dealer solicits purchasers;
●	block trades in which a broker dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by a broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
●	in transactions through broker dealers that agree with the Selling Stockholder to sell a specified number of such Common Stock at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The registered shares may also be sold under Rule 144 under the Securities Act, if available for the Selling Stockholder, rather than under this prospectus. The Selling Stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of registered shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholder may pledge their registered shares to brokers under the margin provisions of customer agreements. If the Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged registered shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares of our Common Stock offered by this prospectus are being offered by the Selling Stockholder. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that may become involved in selling the registered shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any broker-dealers or agents that are deemed to be underwriters may not sell registered shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholder and any other persons participating in the sale or distribution of the registered shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the registered shares by, the Selling Stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the registered shares. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

If any of the registered shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholder will sell all or any portion of the registered shares offered under this prospectus.

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The Company will pay all fees and expenses incident to the registration of the registered shares being offered under this prospectus. The Selling Stockholder is individually responsible for paying any discounts, commissions and similar selling expenses it incurs.

We and the Selling Stockholder have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the securities offered hereby as our counsel.

EXPERTS

The financial statements of Alzamend Neuro, Inc. as of April 30, 2024 and for the year ended April 30, 2024 incorporated by reference in this prospectus and registration statement from our Annual Report on Form 10-K for the year ended April 30, 2024, have been audited by Haskell & White LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Alzamend Neuro, Inc. as of April 30, 2023 and for the year ended April 30, 2023 incorporated by reference in this prospectus and registration statement from our Annual Report on Form 10-K for the year ended April 30, 2024, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed with the SEC on July 30, 2024;

•	Our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2024 filed with the SEC on September 11, 2024, October 31, 2024 filed with the SEC on December 11, 2024 and January 31, 2025 filed with the SEC on March 10, 2025;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 13, 2025;

•	Our Current Reports on Form 8-K (other than information furnished rather than filed) or Form 8-K/A filed with the SEC on May 1, 2024, May 7, 2024 (Item 1.02 only), May 9, 2024, May 9, 2024 (Item 1.01 only), May 10, 2024 (Items 1.01, 3.02 and 5.03 only), May 13, 2024, July 8, 2024, July 12, 2024 (Item 5.03 only), October 3, 2024, February 28, 2025 and March 3, 2025; and

•	The description of our common stock contained in our Annual Report on Form 10-K as Exhibit 4.4 that was filed with the SEC on July 30, 2024.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to termination of this offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

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Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you, without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Alzamend Neuro, Inc., 3480 Peachtree Road NE, Second Floor, Suite 103, Atlanta, GA 30326; Tel.: (844) 722-6333; Attention: Mr. Stephan Jackman, Chief Executive Officer. A copy of any and all of the information that has been incorporated by reference in this prospectus may also be accessed on our website at https://ir.alzamend.com/sec-filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus and any prospectus supplement which forms a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Commission, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The Commission also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read, without charge, and copy the documents we file at the Commission’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are available to the public at no cost from the SEC’s website at http://www.sec.gov.

The reports and other information filed by us with the Commission are also available at our website, www.alzamend.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus or any prospectus supplement and should not be considered to be part of this prospectus or any prospectus supplement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$7,997
Accounting fees and expenses	35,000
Legal fees and expenses	10,000
Printing and miscellaneous expenses	5,000
Total	$57,997

Item 14.	Indemnification of Directors and Officers

 Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee, or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification of any such liability.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages or actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

In addition, we have entered into indemnification agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service, so long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. We also maintain director and officer liability insurance to insure our directors and officers against the cost of defense, settlement or payment of a judgment under specified circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15.	Recent Sales of Unregistered Securities

In March 2022, we sold 17,778 shares of common stock and warrants to purchase 8,889 shares of common stock to Ault Lending, LLC for $4 million. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In November 2022, we entered into a marketing and brand development agreement with Hyperscale Data, Inc. (then Bitnile Holdings, Inc.), effective August 1, 2022, whereby Hyperscale Data, Inc. provided various marketing services over twelve months valued at $1.4 million. We had the right to pay the fee in cash or shares of our common stock with a value of $225.00 per share. On November 11, 2022, we elected to pay the fee by issuing 6,222 shares of our common stock. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act.

In January 2024, we sold 1,220 shares of Series B convertible preferred stock and warrants to purchase 122,000 shares to Ault Lending, LLC for $1.22 million. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In March 2024, we sold 780 shares of Series B convertible preferred stock and warrants to purchase 78,000 shares to Ault Lending, LLC for $780,000. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In April 2024, we sold 100 shares of Series B convertible preferred stock and warrants to purchase 10,000 shares to Ault Lending, LLC for $100,000. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In May 2024, we sold 50 shares of Series A convertible preferred stock and warrants to purchase 80,000 shares to Orchid Finance LLC for $500,000. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In June 2024, we sold 150 shares of Series A convertible preferred stock and warrants to purchase 120,000 shares to Orchid Finance LLC for $1,500,000. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In August 2024, we sold an aggregate of 450 shares of Series A convertible preferred stock and warrants to purchase 360,000 shares to Orchid Finance LLC for $4,500,000. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In August 2024, we issued an aggregate of 2,317,974 shares of common stock to Orchid Finance LLC upon conversion of approximately 441.0759 shares of Series A convertible preferred stock. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In September 2024, we sold 100 shares of Series A convertible preferred stock and warrants to purchase 80,000 shares to Orchid Finance LLC for $1,000,000. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In September 2024, we issued an aggregate of 1,085,591 shares of common stock to Orchid Finance LLC upon conversion of approximately 168,9652 shares of Series A convertible preferred stock. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In February 2025, we issued 9.7644 shares of Series A convertible preferred stock to Orchid Finance LLC in lieu of dividend payments. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

In March 2025, we issued 97.7511 shares of Series C convertible preferred stock and warrants to purchase 1,000,000 shares to Orchid Finance LLC in exchange for 97.7511 shares of Series A convertible preferred stock and warrants to purchase 640,000 shares. This issuance of securities was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

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Item 16.	Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit No.	Exhibit Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 of Form DOS filed with the SEC on August 19, 2016).
3.2	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on June 10, 2016 (incorporated by reference to Exhibit 3.2 of the Quarterly Report on Form 10-Q filed with the SEC on December 15, 2023).
3.3	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on December 22, 2020 (incorporated by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q filed with the SEC on December 15, 2023).
3.4	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on October 27, 2023 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on October 30, 2023).
3.5	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on March 1, 2024 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on March 7, 2024).
3.6	Certificate of Amendment to the Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on March 21, 2024 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on March 22, 2024).
3.7	Certificate of Designations of Preferences and Rights of Series A Preferred Stock, as filed with the Delaware Secretary of State on May 9, 2024 (incorporated by reference to Exhibit 3.1 of the amended Current Report on Form 8-K/A filed with the SEC on May 10, 2024).
3.8	Certificate of Designations of Preferences and Rights of Series C Preferred Stock, as filed with the Delaware Secretary of State on February 28, 2025 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed with the SEC on March 3, 2025).
3.9	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the registration statement on Form S-1 filed with the SEC on May 10, 2021).
3.10	First Amendment to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on March 3, 2025).
4.1	Form of Warrant issued to Ault Lending, LLC (formerly, Digital Power Lending, LLC), dated March 9, 2021 (incorporated by reference to Exhibit 3.1 of Form 1-U filed with the SEC on March 12, 2021).
4.2	Form of Warrant (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on February 2, 2024).
4.3	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on February 28, 2025).
5.1*	Legal opinion of Olshan Frome Wolosky LLP.
10.1	Standard Exclusive License Agreement with Sublicensing Terms with the University of South Florida Research Foundation, Inc., dated May 1, 2016 (incorporated by reference to Exhibit 6.1 of Form DOS/A filed with the SEC on September 29, 2016).
10.2	Standard Exclusive License Agreement with Sublicensing Terms Number LIC18110 with the University of South Florida Research Foundation, Inc., dated July 2, 2018 (incorporated by reference to Exhibit 6.3 of Form 1-K filed with the SEC on February 21, 2019).
10.3	Standard Exclusive License Agreement with Sublicensing Terms Number LIC18111 with the University of South Florida Research Foundation, Inc., dated July 2, 2018 (incorporated by reference to Exhibit 6.4 of Form 1-K filed with the SEC on February 21, 2019).
10.4	Standard Exclusive License Agreement with Sublicensing Terms Number LIC19050 with the University of South Florida Research Foundation, Inc., dated June 10, 2020 (incorporated by reference to Exhibit 6.6 of Form 1-K filed with the SEC on August 28, 2020).
10.5	Standard Exclusive License Agreement with Sublicensing Terms Number LIC19051 with the University of South Florida Research Foundation, Inc., dated June 10, 2020 (incorporated by reference to Exhibit 6.7 of Form 1-K filed with the SEC on August 28, 2020).
10.6	Board Letter Agreement, dated May 6, 2021, between Alzamend Neuro, Inc. and Milton C. Ault III (incorporated by reference to Exhibit 10.17 of Form S-1/A filed with the SEC on May 25, 2021).
10.7+	2016 Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of Form S-8 filed with the SEC on July 13, 2021).
10.8+	2021 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 of Form S-8 filed with the SEC on July 13, 2021).
10.9	Form of Amendment to Standard Exclusive License Agreement with Sublicensing Terms with the University of South Florida Research Foundation, Inc., dated April 16, 2023 (incorporated by reference to Exhibit 10.13 of annual report on Form 10-K filed with the SEC on July 27, 2023).

II-3

10.10	Form of Amendment to Standard Exclusive License Agreement with Sublicensing Terms Number LIC19050 with the University of South Florida Research Foundation, Inc., dated April 16, 2023 (incorporated by reference to Exhibit 10.14 of annual report on Form 10-K filed with the SEC on July 27, 2023).
10.11	Form of Amendment to Standard Exclusive License Agreement with Sublicensing Terms Number LIC19051 with the University of South Florida Research Foundation, Inc., dated April 16, 2023 (incorporated by reference to Exhibit 10.15 of annual report on Form 10-K filed with the SEC on July 27, 2023).
10.12	Form of Amendment to Standard Exclusive License Agreement with Sublicensing Terms Number LIC18110 with the University of South Florida Research Foundation, Inc., dated June 8, 2023 (incorporated by reference to Exhibit 10.16 of annual report on Form 10-K filed with the SEC on July 27, 2023).
10.13	Form of Amendment to Standard Exclusive License Agreement with Sublicensing Terms Number LIC18111 with the University of South Florida Research Foundation, Inc., dated June 8, 2023 (incorporated by reference to Exhibit 10.17 of annual report on Form 10-K filed with the SEC on July 27, 2023).
10.14	Securities Purchase Agreement, dated January 31, 2024 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on February 2, 2024).
10.15	At-The-Market Issuance Sales Agreement, dated October 3, 2024, with Ascendiant Capital Markets, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on October 3, 2024)
10.16	Securities Purchase & Exchange Agreement, dated February 28, 2025 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on February 28, 2025).
10.17	Registration Rights Agreement, dated February 28, 2025 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on February 28, 2025).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the registration statement on Form S-1 filed with the SEC on June 3, 2024).
23.1*	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Haskell & White LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page of the Registration Statement).
107**	Calculation of Filing Fee Table.

______

* Filed herewith.

** Previously filed.

+ Indicates management contract or compensatory plan.

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Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 27th day of March, 2025.

ALZAMEND NEURO, INC.

By:	/s/ Stephan Jackman
Stephan Jackman
Chief Executive Officer (principal executive officer)

By:	/s/ David Katzoff
David Katzoff
Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William B. Horne	Chairman of the Board	March 27, 2025
William B. Horne

/s/ Stephan Jackman	Chief Executive Officer (principal executive officer) and Director	March 27, 2025
Stephan Jackman

/s/ David J. Katzoff	Chief Financial Officer (principal financial and accounting officer)	March 27, 2025
David J. Katzoff

/s/ Henry C.W. Nisser	Executive Vice President, General Counsel and Director	March 27, 2025
Henry C.W. Nisser

/s/ Milton C. Ault, III	Director	March 27, 2025
Milton C. Ault, III

*	Director	March 27, 2025
Mark Gustafson

*	Director	March 27, 2025
Andrew Woo

*	Director	March 27, 2025
Lynne McGrath

*	Director	March 27, 2025
Jeffrey Oram

*By:	/s/ Henry C.W. Nisser
Henry C.W. Nisser
Attorney-in-Fact